Exhibit 10.16

BARRETT BUSINESS SERVICES, INC.

SUMMARY OF COMPENSATION ARRANGEMENTS

FOR NON-EMPLOYEE DIRECTORS

As of March 15, 2013, compensation arrangements for non-employee directors of Barrett Business Services, Inc. (the “Company”) consist of (a) an annual retainer of $50,000 ($68,000 for the Chairman of the Board) payable in cash in monthly installments and (b) annual cash compensation of $15,000, $10,000, $5,000 and $5,000 payable in cash annually to the Audit, Compensation, Investment, and Corporate Governance and Nominating Committee chairs, respectively. Each non-employee director also received a grant under the Company’s 2009 Stock Incentive Plan of restricted stock units for 2,500 shares vesting in four equal annual installments effective July 2, 2012.